EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated February 17, 2006 accompanying the consolidated financial statements included in the Annual Report of Image Sensing Systems, Inc. and subsidiaries on Form 10-KSB for the fiscal year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. and subsidiaries on Forms S-8 (File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996) and on Form S-3 (File No. 333-41706, effective July 19, 2000).

/s/   Grant Thornton LLP

Minneapolis, Minnesota
February 17, 2006